NeoStem's Suzhou Erye Pharmaceutical Subsidiary Passes Government Inspection for Two Significant Manufacturing Lines in its New Facility

Press Release Source: NeoStem, Inc. On Tuesday June 15, 2010, 8:00 am EDT

NEW YORK, June 15 /PRNewswire-Asia-FirstCall/ -- NeoStem, Inc. ("NeoStem" or the "Company") (NYSE Amex: NBS), an international biopharmaceutical company with operations in the U.S. and China, announced that its Suzhou Erye pharmaceutical subsidiary ("Erye") passed the government inspection by the State Food and Drug Administration ("SFDA") in China to manufacture penicillin powder for injection and cephalosporin powder for injection at its  new manufacturing facility which provides 50% greater manufacturing capacity than its existing plant. These two production lines produced the materials for over 70% of Erye's product sales in 2009. Coupled with the approval of the lines earlier in 2010 for solvent crystallization sterile penicillin and freeze dried raw sterile penicillin, Erye will be able to relocate over 90% of its 2009 sales to the new facility, placing the process well ahead of the original 2011 goal.

NeoStem's Chairman and CEO, Robin Smith, commented, "Erye's relocation to the new facility is ahead of schedule and we are extremely excited about the increased manufacturing capabilities it will provide. Once fully certified and operational, these production lines will bring Erye another step closer to its goal of becoming one of the largest antibiotic producers in Eastern China."

About NeoStem, Inc.

NeoStem, Inc. is engaged in the development of stem cell-based therapies and building of a network of adult stem cell collection centers in the U.S. and China that are focused on enabling people to donate and store their own (autologous) stem cells for their personal use in times of future medical need. The Company is also the licensee of various stem cell technologies, including a worldwide exclusive license to VSEL(TM) Technology which uses very small embryonic-like stem cells, shown to have several physical characteristics that are generally found in embryonic stem cells, and is pursuing the licensing of other technologies for therapeutic use. NeoStem's majority-controlled Chinese pharmaceutical operation, Suzhou Erye, manufactures and distributes generic antibiotics in China. For more information, please visit: http://www.neostem.com ..

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management's current expectations, as of the date of this press release, and involve certain risks and uncertainties. Forward looking statements include statements herein with respect to the affect of the two new manufacturing lines on the Company's revenue including with respect to their final certification, about which no assurances can be given. The Company's actual results could differ materially from those anticipated in these forward- looking statements as a result of various factors. Factors that could cause future results to materially differ from the recent results or those projected in forward-looking statements include the "Risk Factors" described in the Company's Annual Report on Form 10-K  filed with the Securities and Exchange Commission on March 31, 2010, as well as other periodic filings made with the Securities and Exchange Commission. The Company's further development is highly dependent on future medical and research developments and market acceptance, which is outside its control.

NeoStem, Inc.	CCG Investor Relations, Inc.
Robin Smith, CEO	Lei Huang, Account Manager
Phone: +1 (212) 584-4174	Phone: +1 (646) 833-3417
E-mail: rsmith@neostem.com	E-mail: lei.huang@ccgir.com
http://www.neostem.com	http://www.ccgirasia.com

Crocker Coulson, President
Phone: +1 (646) 213-1915
E-mail: crocker.coulson@ccgir.com